Nordson Corporation

28601 Clemens Road

Westlake, OH, 44145, USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639 Jim.Jaye@nordson.com

Nordson Corporation Declares First Quarter Dividend for Fiscal Year 2011

Westlake, Ohio, USA – December 7, 2010 — Nordson Corporation (Nasdaq:NDSN) today announced that its board of directors declared a first quarter 2011 cash dividend in the amount of $0.21 per common share, payable on January 3, 2011 to shareholders of record on December 21, 2010.

This amount equals the $0.21 per common share dividend paid in the fourth quarter of fiscal year 2010.

In addition, the board of directors set March 1, 2011 as the date for Nordson’s Annual Meeting of Shareholders. If shareholders wish to give notice of business to be brought before the meeting, but not included in the proxy statement, pursuant to the company’s Regulations the notice must be received by the Company by December 31, 2010 to be considered timely.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for UV curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or Facebook.

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